                                                                EXHIBIT 10.9
                              EMPLOYMENT AGREEMENT


      This Employment Agreement ("Agreement") is entered into as of January 1, 2000, by and between CALLAWAY GOLF COMPANY, a Delaware corporation (the "Company"), and BRUCE PARKER ("Employee").

      1. TERM. The Company hereby employs Employee and Employee hereby accepts employment pursuant to the terms and provisions of this Agreement for the period commencing January 1, 2000 and terminating December 31, 2003, unless this Agreement is earlier terminated as hereinafter provided. It is agreed and understood that Employee's employment is for a defined and limited term, as set forth in this Agreement, and that unless such employment is earlier terminated, upon the expiration of this Agreement Employee shall cease to be an employee of the Company.

      2. SERVICES.

         (a) Employee shall serve as Ambassador. Employee's duties shall be those assigned to him from time to time by the President of the Company, and are expected to involve contact with, and advice concerning, the customers of the Company. Employee shall report to the President of the Company or to such other senior executive as the Chief Executive Officer shall designate.

         (b) Employee shall be required to comply with all policies and procedures of the Company, as such shall be adopted, modified or otherwise established by the Company from time to time.

      3. SERVICES TO BE NON-EXCLUSIVE. During the term hereof, Employee agrees to devote his or her best efforts to the performance of Employee's duties hereunder pursuant to the supervision and direction of the Company's Board of Directors and its Chief Executive Officer. Employee further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Employee is employed by the Company or otherwise receiving compensation or other consideration from the Company, Employee will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business that competes with the Company or any of its affiliates without the Company's prior written consent. Employee further agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require. Nothing herein contained shall be deemed to preclude Employee from providing services to non-competing entities, consistent with the above, or from having outside personal investments and involvement with appropriate community activities, and from devoting a reasonable amount of time to such matters, provided that such activities shall in no manner interfere with or derogate from Employee's work for the Company. If Employee undertakes to provides services to non-competing entities during the term of this Agreement, Employee shall notify the Company, in writing, within thirty (30) days.

      4. COMPENSATION.

         (a) The Company agrees to pay Employee a Base Salary at the rate of $400,000.00 per year for calendar years 2000 and 2001, and at the rate of $300,000.00 per year for calendar years 2002 and 2003. Base Salary shall be payable monthly.

         (b) The Company agrees to pay Employee Supplemental Compensation at the rate of $5,000.00 per day for each day Employee performs services for the Company at the Company's request "In Service Days"). Supplemental Compensation shall be paid monthly, with any Base Salary due, in the next month following the month in which it is earned. It is agreed and understood that the Company shall request, and Employee shall provide, a minimum of 120 In Service Days worth $600,000.00 in Supplemental Compensation during the term of this Agreement (the "Total In Service Commitment"). If, through no fault of Employee, the Company fails to use and compensate Employee for at least 30 In Service Days in any calendar year during the term of this Agreement, then on or before December 31 of that calendar year the Company shall pay to Employee a lump sum cash payment equal to the difference between the total Supplemental Compensation paid in that year and the lesser of (i) any remaining and unpaid portion of the Total In Service Commitment and (ii) $150,000. Employee shall provide such records and documentation, including trip reports, as the Company may reasonably request as a condition of receiving Supplemental Compensation. Travel days shall not count as In Service Days, and shall not earn Supplemental Compensation, except that any day on which Employee is required by the Company to travel more than four
(4) hours in connection with the performance of his requested duties, and on which no other services are provided by Employee, shall be treated as one half of an In Service Day and shall earn Supplemental Compensation of $2,500.00 for each such day.

         (c) The Company shall provide Employee an opportunity to receive an annual bonus based purely upon the Company's discretion, and without regard to any bonus or bonuses paid by the Company to any other employee or employees. Employee acknowledges that all bonuses are discretionary, that he or she has no expectation of any nondiscretionary bonus, and that the Company does not contemplate establishing any nondiscretionary bonus plan applicable to Employee.

         (d) All payments to Employee from the Company or subject to applicable state, federal and other tax laws, including any applicable withholding provisions.

      5. EXPENSES AND BENEFITS.

         (a) Reasonable and Necessary Expenses. In addition to the compensation provided for in Section 4 hereof, the Company shall reimburse Employee for all reasonable, customary, and necessary expenses incurred in the performance of Employee's duties hereunder. Employee shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision, and direction of the Company and its Chief Executive Officer. It is agreed and understood that, wherever practical and reasonable, Employee's air travel in the United States shall be by chartered aircraft,7 and that Employee's air travel in the United States where chartered aircraft is not practical and reasonable, and on all international trips, shall be First Class where such service is available. Hotel and other travel accommodations shall be of a class of service mutually agreed upon by the Company and Employee.

         (b) Vacation. Employee shall not be entitled to receive any paid vacation or similar vacation benefits during the term of this Agreement. The Company agrees to pay Employee, in lieu of providing time off, for any vacation benefits accrued prior to January 1, 2000, on or before January 31, 2000.

         (c) Benefits. During Employee's employment with the Company pursuant to this Agreement, the Company shall provide for Employee to:

             (i) participate in the Company's health insurance and disability insurance plans as the same may be modified from time to time;

             (ii) receive, if Employee is insurable under usual underwriting standards, term life insurance coverage on Employee's life, payable to whomever the Employee directs, in the face amount of $550,000.00, provided that Employee's physical condition does not prevent Employee from qualifying for such insurance coverage under reasonable terms and conditions;

             (iii) participate in the Company's 401(k) pension plan pursuant to the terms of the plan, as the same may be modified from time to time; and

             (iv) participate in the Company's Executive Deferred Compensation Plan, as the same may be modified from time to time.

         (d) Support. The Company shall make available to Employee for business use office space and secretarial services at the Company's principal place of business in Carlsbad, California, and shall provide, at the Company's expense, for Employee to have the use of a computer, fax and telephone for business use at his home.

         (e) Stock Options. Pursuant to a separate stock option agreement and subject to the approval of the Stock Option Committee of the Board of Directors or its authorized representatives, the Company shall provide to Employee options to purchase up to 100,000 shares of the Common Stock of the Company in accord with the following pricing and vesting schedule ("Grant Date" means the date on which the options are officially granted by action of the Company):


SHARES   VESTING DATE        PRICE
------   -----------------   --------------------------------------

20,000   December 31, 2000   Base Price (the closing price
                             on the NYSE on Grant Date, as
                               reported in the Wall Street Journal)
20,000   December 31, 2001   Base Price
20,000   December 31, 2002   Base Price
40,000   December 31, 2003   Base Price

All shares of stock that are issuable upon the exercise of such options granted to Employee shall be registered as promptly as possible with the Securities and Exchange Commission, and shall be approved for listing on the New York Stock Exchange upon notice of issuance. This grant of stock options shall be made at the Company's discretion by no later than March 31, 2000. If the options are not granted on or before March 31, 2000, then Employee shall have until April 10, 2000 to give written notice of his intention to rescind this Agreement.

         (f) Medical Consulting. To the extent the Company makes the services of. Joseph A. Capozzi, M.D., F.A.C.S., available to senior officers of the Company, the Company shall also undertake, if Dr. Capozzi agrees, to make such services available to Employee on the same terms and conditions.

      6. REQUIRED USE OF COMPANY EQUIPMENT.

         (a) It is expected and required that, during the term of this Agreement, Employee shall promote Callaway Golf(R) golf clubs by using the Company's current products whenever he plays golf. The Company shall provide Employee with up to two sets of the current products of the Company, at no cost to Employee, for his personal use ("Personal Use Sets"). Personal Use Sets may be exchanged, in whole or in part, for more current product as reasonably required. Personal Use Sets may not be sold or given to others by Employee.

         (b) In addition to any Personal Use Sets, Employee may purchase additional equipment from the Company for his personal use or to be used as gifts. Employee may purchase up to one set of golf clubs, including a bag, each year at half of the published U.S. wholesale price. Additional clubs and/or bags may be purchased at the published U.S. wholesale price, up to a maximum of $10,000.00 in purchases in any one year. No equipment purchased under this policy may be resold or used for barter.

         (c) When the Company launches its golf ball, it will be expected and required that, during the term of this Agreement, Employee shall promote the Callaway Golf golf ball by using a current model golf ball whenever he plays golf. The Company and Employee shall agree upon a program for providing Employee with Callaway Golf golf balls for his personal use ("Personal Use Balls").

         (d) The availability of Personal Use Sets and Personal Use Balls for Employee shall be subject to the commercial and business needs of the Company, including the needs of its sales departments. The Company, at its option, may provide "demo", blemished, or refurbished product. At the end of this Agreement, any remaining Personal Use Sets or Personal Use Balls shall be returned to the Company.

     7. NONCOMPETITION.

        (a) Other Business. To the fullest extent permitted by law, Employee agrees that, while employed by the Company or otherwise receiving compensation or other consideration from the Company (including any Special Severance), Employee will not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund.

        (b) Other Employees. Except as may be required in the performance of his or her duties hereunder, Employee shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment, nor shall Employee directly or indirectly employ any person who is now or hereafter employed by the Company or any of its affiliates for a period of one (1) year from the date Employee ceases to be employed by the Company.

        (c) Suppliers. While employed by the Company or otherwise receiving compensation or other consideration from the Company (including any Special Severance), and for one (1) year thereafter, Employee shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

        (d) Conflict of Interest. Employee shall not engage in any conduct or enterprise that shall constitute an actual or apparent conflict of interest with respect to Employee's duties and obligations to the Company.

        (e) Non-Interference. While employed by the Company or otherwise receiving compensation or other consideration from the Company (including any Special Severance), and for one (1) year thereafter, Employee shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them. Employee understands that it is the policy of the Company that only the Chief Executive Officer, the Vice President of Press, Public and Media Relations and their specific designees may speak to the press or media about the Company or its business, and agrees not to interfere with the Company's press and public relations by violating this policy.

     8. TERMINATION.

        (a) Termination by the Company for Substantial Cause. Employee's employment under this Agreement may be terminated immediately by the Company for substantial cause at any time. In the event of a termination by the Company for substantial cause, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) no other severance. "Substantial cause" shall mean for purposes of this subsection failure by Employee to substantially perform his or her duties, breach of this Agreement, or misconduct, including but not limited to, dishonesty, theft, use or possession of illegal drugs during work, and/or felony criminal conduct. Notwithstanding the foregoing, if the Company elects, in its sole discretion, it may pay Employee additional severance equal to Employee's Base Salary at the same rate and on the same schedule as in effect at the time of termination for a period of time no longer than the remainder of the term of this Agreement. If the Company so elects to pay Special Severance, then Employee shall remain obligated to the Company pursuant to Sections 3, 7, 10, 12, 13, 15, 18, 19, 20 and 21 for the duration of such payments.

        (b) Termination by Employee for Substantial Cause. Employee's employment under this Agreement may be terminated immediately by Employee for substantial cause at any time. In the event of a termination by Employee for substantial cause, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) the immediate vesting of all unvested stock options held by Employee that would have vested had Employee remained employed pursuant to this Agreement for a period of time equal to the remainder of the term of this Agreement. In addition to the foregoing, and subject to the provisions of Section 20, Employee shall be entitled to Special Severance equal to (i) severance payments equal to Employee's former Base Salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal to the remainder of the term of this Agreement; (ii) the payment of premiums owed for COBRA insurance benefits for a period of time equal to the lesser of the remainder of the term of this Agreement or the maximum time allowable under COBRA (currently eighteen (18) months); (iii) a lump sum payment equal to the difference between the total Supplemental Compensation paid Employee pursuant to this Agreement and $600,000.00; and (iv) no other severance. "Substantial cause" shall mean for purposes of this subsection a material breach of this Agreement by the Company.

        (c) Termination Due to Permanent Disability. Subject to all applicable laws, Employee's employment under this Agreement may be terminated immediately by the Company in the event Employee becomes permanently disabled. Permanent disability shall be defined as Employee's failure to perform or being unable to perform all or substantially all of Employee's duties under this Agreement for a continuous period of more than six (6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by Employee, and one of which has been selected by the two other physicians jointly. In the event of a termination by the Company due to Employee's permanent disability, Employee shall be entitled to (i) any compensation accrued and unpaid as of the date of termination; (ii) severance payments equal to Employee's Base Salary at the same rate and on the same schedule as in effect at the time of termination for a period of time equal to the lesser of the remainder of the term of this Agreement or six (6) months from the date of termination; (iii) the immediate vesting of outstanding but unvested stock options held by Employee as of such termination date in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Employee's termination;

(iv) the payment of premiums owed for COBRA insurance benefits for a period of time equal to the lesser of the remainder of the term of this Agreement or the maximum time allowable under COBRA (currently eighteen (18) months); and (vi) no other severance. The Company shall be entitled to take, as an offset against any amounts due pursuant to subsections (i) and (ii) above, any amounts received by Employee pursuant to disability or other insurance, or similar sources, provided by the Company.

         (d) Termination Due to Death. Employee's employment under this Agreement shall be terminated immediately by the Company in the event of Employee's death. In the event of a termination due to Employee's death, Employee's estate shall be entitled to (i) any compensation accrued and unpaid as of the date of death; (ii) severance payments equal to Employee's Base Salary at the same rate and on the same schedule as in effect at the time of death for a period of time equal to the lesser of the remainder of the term of this Agreement or six (6) months from the date of death; (iii) the immediate vesting of outstanding but unvested stock options held by Employee as of the date of death in a prorated amount based upon the number of days in the option vesting period that elapsed prior to Employee's death; and (iv) no other severance.

         (e) Termination at End of Term. Upon the expiration of this Agreement at the end of its term on December 31, 2003, Employee shall cease to be employed by the Company in any capacity. There shall be no severance or other payment due Employee at such time, except that Employee shall be paid any accrued an unpaid amounts otherwise due under this Agreement for Base Salary, Supplemental Compensation, and/or reimbursable expenses.

         (f) Any severance payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements. Except for such severance pay and other amounts specifically provided pursuant to this
Section 8, Employee shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Employee pursuant to this
Section 8 shall not be treated as damages, but as severance compensation to which Employee is entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Employee hereunder any amounts earned by Employee in other employment after termination of his or her employment with the Company pursuant to this Agreement, or any amounts which might have been earned by Employee in other employment had Employee sought such other employment. The provisions of this Section 8 shall not limit Employee's rights under or pursuant to any other agreement or understanding with the Company regarding any pension, profit sharing, insurance or other employee benefit plan of the Company to which Employee is entitled pursuant to the terms of such plan.

         (g) Termination By Mutual Agreement of the Parties. Employee's employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

      9. PRE-TERMINATION RIGHTS. The Company shall have the right, at its option, to require Employee to vacate his or her office or otherwise remain off the Company's premises and to cease any and all activities on the Company's behalf without such action constituting a termination of employment or a breach of this Agreement.

      10. SURRENDER OF EQUIPMENT, BOOKS AND RECORDS. Employee understands and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Employee remove from the Company's facilities any of the Company's and/or its affiliates' equipment, books, records, documents, lists or any copies of the same without the Company's permission, nor shall Employee make any copies of the Company's and/or its affiliates' books, records, documents or lists for use outside the Company's office except as specifically authorized by the Company. Employee shall return to the Company and/or its affiliates all equipment, books, records, documents and customer lists belonging to the Company and/or its affiliates upon termination of Employee's employment with the Company.

      11. GENERAL RELATIONSHIP. Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

      12. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

          (a) As used in this Agreement, the term "Trade Secrets and Confidential Information" means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to (i) concepts, ideas, plans and strategies involved in the Company's and/or its affiliates' products, (ii) the processes, formulae and techniques disclosed by the Company and/or its affiliates to Employee or observed by Employee, (iii) the designs, inventions and innovations and related plans, strategies and applications which Employee develops during the Term of this Agreement in connection with the work performed by Employee for the Company and/or its affiliates; and (iv) third party information which the Company and/or its affiliates has/have agreed to keep confidential.

          (b) Notwithstanding the provisions of subsection 12(a), the term "Trade Secrets and Confidential Information" does not include (i) information which, at the time of disclosure or observation, had been previously published or otherwise publicly disclosed; (ii) information which is published (or otherwise publicly disclosed) after disclosure or observation, unless such publication is a breach of this Agreement or is otherwise a violation of contractual, legal or fiduciary duties owed to the Company, which violation is known to Employee; or (iii) information which, subsequent to disclosure or observation, is obtained by Employee from a third person who is lawfully in possession of such information (which information is not acquired in violation of any contractual, legal, or fiduciary obligation owed to the Company with respect to such information, and is known by Employee) and who is not required to refrain from disclosing such information to others.

          (c) While employed by the Company, Employee will have access to and become familiar with various Trade Secrets and Confidential Information. Employee acknowledges that the Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Employee agrees that Employee will not, at any time, whether during or subsequent to Employee's employment by the Company and/or its affiliates, use or disclose Trade Secrets and Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Employee is compelled to disclose it by governmental process. In the event Employee believes that Employee is legally required to disclose any Trade Secrets or Confidential Information, Employee shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to, execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

          (d) The provisions of this Section 12 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

      13. ASSIGNMENT OF RIGHTS.

          (a) As used in this Agreement, "Designs, Inventions and Innovations," whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company's and/or its affiliates' products.

          (b) As a material part of the terms and understandings of this Agreement, Employee agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Employee, alone or with anyone else, in connection with the work performed by Employee for the Company during Employee's employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

          (c) Employee agrees to disclose in writing to the President and CEO of the Company any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Employee develops, conceives and/or reduces to practice in connection with any work performed by Employee for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of the termination of employment. Employee shall disclose all Designs, Inventions and Innovations to the Company, even if Employee does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his or her interest in such Design, Invention or Innovation to the Company. If the Company and Employee disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

          (d) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation that Employee developed entirely on Employee's own time without using the Company's equipment, supplies, facilities or Trade Secrets and Confidential Information except those Designs, Inventions or Innovations that either:

              (i) Relate at the time of conception or reduction to practice to the Company's and/or its affiliates' business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or

              (ii) Result from any work performed by Employee for the Company and/or its affiliates.

          (e) Employee agrees that any Design, Invention and/or Innovation which is required under the provisions of this Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company 's request, at no expense to Employee, Employee shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the Company, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

          (f) The provisions of this Section 13 shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

      14. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company. Employee shall have no right to assign his rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Employee.

      15. ATTORNEYS' FEES AND COSTS. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute or default in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees incurred in such action or proceeding as provided in Section 18(f).

      16. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Employee or the Company. This Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. This Agreement replaces and supersedes any and all prior understandings or agreements between Employee and the Company regarding employment.

      17. NOTICES. Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to:

     Employee: Bruce Parker
               348 Horizon Drive
               Encinitas, California  92024

     Company:  Callaway Golf Company
               2285 Rutherford Road
               Carlsbad, California  92008-8815
               Attn:  Steven C. McCracken
               Executive Vice President, Chief Legal Officer

or to such other address as Employee or the Company may from time to time furnish, in writing, to the other.

      18. IRREVOCABLE ARBITRATION OF DISPUTES.

          (a) EMPLOYEE AND THE COMPANY AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING HEREUNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, ITS INTERPRETATION, ENFORCEABILITY, OR APPLICABILITY, OR RELATING TO EMPLOYEE'S EMPLOYMENT, OR THE TERMINATION THEREOF, THAT CANNOT BE RESOLVED BY MUTUAL AGREEMENT OF THE PARTIES SHALL BE SUBMITTED TO BINDING ARBITRATION. THIS INCLUDES, BUT IS NOT LIMITED TO, ALLEGED VIOLATIONS OF FEDERAL, STATE AND/OR LOCAL STATUTES, CLAIMS BASED ON ANY PURPORTED BREACH OF DUTY ARISING IN CONTRACT OR TORT, INCLUDING BREACH OF CONTRACT, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, VIOLATION OF PUBLIC POLICY, VIOLATION OF ANY STATUTORY, CONTRACTUAL OR COMMON LAW RIGHTS, BUT EXCLUDING WORKERS' COMPENSATION, UNEMPLOYMENT MATTERS, OR ANY MATTER FALLING WITHIN THE JURISDICTION OF THE STATE LABOR COMMISSIONER. THE PARTIES AGREE THAT ARBITRATION IS THE PARTIES' ONLY RECOURSE FOR SUCH CLAIMS AND HEREBY WAIVE THE RIGHT TO PURSUE SUCH CLAIMS IN ANY OTHER FORUM, UNLESS OTHERWISE PROVIDED BY LAW. ANY COURT ACTION INVOLVING A DISPUTE WHICH IS NOT SUBJECT TO ARBITRATION SHALL BE STAYED PENDING ARBITRATION OF ARBITRABLE DISPUTES; PROVIDED, HOWEVER, THAT THE PARTIES SHALL HAVE THE RIGHT TO SEEK PROVISIONAL RELIEF IN AN ANCILLARY COURT ACTION IN CONNECTION WITH AN ARBITRABLE DISPUTE.

          (b) ANY DEMAND FOR ARBITRATION SHALL BE IN WRITING AND MUST BE COMMUNICATED TO THE OTHER PARTY WITHIN ONE (1) YEAR AFTER THE DISCOVERY OF THE ALLEGED CLAIM OR CAUSE OF ACTION BY THE AGGRIEVED PARTY, OR, IF LATER, WITHIN THE TIME PERIOD STATED IN THE APPLICABLE STATUTE OF LIMITATIONS.

          (c) THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE PROCEDURAL RULES STATED IN THE NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THE ARBITRATION SHALL BE CONDUCTED IN ORANGE COUNTY BY A FORMER OR RETIRED JUDGE OR ATTORNEY WITH AT LEAST 10 YEARS EXPERIENCE IN EMPLOYMENT-RELATED DISPUTES, OR A NON-ATTORNEY WITH LIKE EXPERIENCE IN THE AREA OF DISPUTE, WHO SHALL HAVE THE POWER TO HEAR MOTIONS, CONTROL DISCOVERY, CONDUCT HEARINGS AND OTHERWISE DO ALL THAT IS NECESSARY TO RESOLVE THE MATTER. THE PARTIES MUST MUTUALLY AGREE ON THE ARBITRATOR.

IF THE PARTIES CANNOT AGREE ON THE ARBITRATOR AFTER THEIR BEST EFFORTS, AN ARBITRATOR FROM THE AMERICAN ARBITRATION ASSOCIATION WILL BE SELECTED PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES.

          (d) THE ARBITRATION AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED AS A JUDGMENT IN ANY COURT HAVING COMPETENT JURISDICTION. IT IS EXPRESSLY UNDERSTOOD THAT THE PARTIES HAVE CHOSEN ARBITRATION TO AVOID THE BURDENS, COSTS AND PUBLICITY OF A COURT PROCEEDING, AND THE ARBITRATOR IS EXPECTED TO HANDLE ALL ASPECTS OF THE MATTER, INCLUDING DISCOVERY AND ANY HEARINGS, IN SUCH A WAY AS TO MINIMIZE THE EXPENSE, TIME, BURDEN AND PUBLICITY OF THE PROCESS, WHILE ASSURING A FAIR AND JUST RESULT. IN PARTICULAR, THE PARTIES EXPECT THAT THE ARBITRATOR WILL LIMIT DISCOVERY BY CONTROLLING THE AMOUNT OF DISCOVERY THAT MAY BE TAKEN (E.G., THE NUMBER OF DEPOSITIONS OR INTERROGATORIES) AND BY RESTRICTING THE SCOPE OF DISCOVERY TO ONLY THOSE MATTERS CLEARLY RELEVANT TO THE DISPUTE. HOWEVER, AT A MINIMUM, EACH PARTY WILL BE ENTITLED TO ONE DEPOSITION.

          (e) THE PARTIES UNDERSTAND AND AGREE THAT THE ARBITRATOR HAS NO AUTHORITY TO AWARD PUNITIVE DAMAGES.

          (f) THE PREVAILING PARTY SHALL BE ENTITLED TO AN AWARD BY THE ARBITRATOR OF REASONABLE ATTORNEYS' FEES AND OTHER COSTS REASONABLY INCURRED IN CONNECTION WITH THE ARBITRATION, INCLUDING WITNESS FEES AND EXPERT WITNESS FEES, UNLESS THE ARBITRATOR FOR GOOD CAUSE DETERMINES OTHERWISE.

          (g) THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THE AGREEMENT, AND SHALL BE BINDING UPON THE PARTIES.


THE PARTIES HAVE READ PARAGRAPH 18 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

                    ______ (Employee)      ______ (Company)


      19. MISCELLANEOUS.

          (a) Headings. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

          (b) Waiver. Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

          (c) Applicable Law. This Agreement shall constitute a contract under the internal laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

          (d) Severability. In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

          (e) Advertising Waiver. Employee agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Employee's name and/or pictures of Employee taken in the course of Employee's provision of services to the Company and/or its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

          (f) Counterparts. This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

      20. CONDITIONS ON SPECIAL SEVERANCE. Notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Agreement shall be subject to:

          (a) Employee's continued compliance with the terms and conditions of Sections 3, 7, 10, 12, 13, 15, 18, 19 and 21;

          (b) Employee must not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business which engages directly or indirectly in competition with the businesses of the Company or any of its affiliates, or have any interest, direct or indirect, in any person, firm, corporation, or venture which directly or indirectly competes with the businesses of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund; and

          (c) Employee must not, directly, indirectly, or in any other way, disparage the Company, its officers or employees, vendors, customers, products or activities, or otherwise interfere with the Company's press, public and media relations.

      21. SUPERSEDES OLD EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. Employee and the Company recognize that prior to the effective date of this Agreement they were parties to a certain Executive Officer Employment Agreement effective January 1, 1997 (the "Old Officer Employment Agreement"). It is the intent of the parties that as of the effective date of this Agreement, this Agreement shall replace and supersede the Old Officer Employment Agreement entirely, that the Old Officer Employment Agreement shall no longer be of any force or effect except as to Sections 7, 12, 13, 15 and 18 thereof, and that to the extent there is any conflict between the Old Officer Employment Agreement and this Agreement, this Agreement shall control and all agreements shall be construed so as to give the maximum force and effect to the provisions of this Agreement. It is specifically understood that as of January 1, 2000, Employee shall no longer serve as an officer or director of the Company or any affiliate of the Company, and that the Company is authorized to take all necessary and appropriate steps to implement such intentions.

      22. INDEMNIFICATION.

          (a) Actions by Employee prior to December 31, 1999. The Company shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware and the Bylaws of the Company, as the same now exist or may hereafter be amended, indemnify Employee against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which Employee was or is a party or is threatened to be made a party by reason of the fact that Employee is or was a director or officer of the Company.

          (b) Actions by Employee on or after January 1, 2000. The Company shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware and the Bylaws of the Company, as the same now exist or may hereafter be amended, indemnify Employee against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which Employee was or is a party or is threatened to be made a party by reason of the fact that Employee is or was an employee or agent of the Company.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

EMPLOYEE                                       COMPANY

                                               Callaway Golf Company,
                                               a Delaware corporation

   /s/ Bruce Parker                        By:   /s/ Charles Yash
----------------------------                   ------------------------------
Bruce Parker                                   Charles Yash, President